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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-39642, 333-68032 and 333-81334) and Form S-8 (File Nos. 333-62891, 333-63430, 333-76254, 333-86161, 333-100814 and
333-104601) of Amkor Technology, Inc. of our report dated January 29, 2003, except for the information in Note 8 describing the sale of the Company's investment in ASI for which the date is March 24, 2003 and the information in
Note 2 for which the date is May 9, 2003, relating to the financial statements and financial statement schedule, which appears in Amkor Technology Inc.'s Annual Report on Form 10-K/A Amendment No. 2 for the year ended December 31, 2002.



/s/ PRICEWATERHOUSECOOPERS LLP


Philadelphia, Pennsylvania


October 17, 2003